INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made and entered into on this 14th day of February, 2006, by and between KEELEY FUNDS, INC., a Maryland corporation (the "Corporation"), and KEELEY ASSET MANAGEMENT CORP., an Illinois corporation (the "Adviser").

    1. ENGAGEMENT OF THE ADVISER. The Adviser shall manage the investment and reinvestment of the assets of the series of the Fund designated as Keeley All Cap Value Fund (the "Fund"), subject to the supervision of the board of directors of the Corporation, for the period and on the terms set forth in this Agreement. The Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Corporation's articles of incorporation, bylaws, and to the provisions of any applicable law. The Adviser shall be deemed for all purposes to be an independent contractor and not an agent of the Corporation, and unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Corporation in any way.

     The Adviser is authorized to make the decisions to buy and sell securities of the Corporation, to place the Corporation's portfolio transactions with securities broker-dealers, and to negotiate the terms of such transactions, including brokerage commissions on brokerage transactions, on behalf of the Corporation. The Adviser is authorized to exercise discretion within the Corporation's policy concerning allocation of its portfolio brokerage, including allocation to brokers who provide research and other services to the Corporation, and to Keeley Investment Corp., as permitted by law, and in each case in so doing shall not be required to make any reduction in its investment advisory fees.

    2. EXPENSES TO BE PAID BY THE ADVISER. The Adviser shall furnish, at its own expense, office space to the Corporation and all necessary office facilities, equipment and personnel for managing the assets of the Corporation. The Adviser shall also assume and pay all other expenses incurred by it in connection with managing the assets of the Corporation.

    3. EXPENSES TO BE PAID BY THE CORPORATION. The Corporation shall pay all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents, registrars and its dividend disbursing and redemption agents, if any; all payments to the Administrator; all charges of legal counsel and of independent auditors; dues; organizational expenses of the Corporation; all expenses in determination of price computations, placement of securities orders and related bookkeeping; all compensation of directors other than those affiliated with the Adviser and all expenses incurred in connection with their services to the Corporation; all 12b-1 plan expenses; all expenses of publication of notices and reports to its stockholders; all expenses of proxy solicitations of the Corporation or its board of directors; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of the Corporation; and all expenses of bond and insurance coverage required by law or deemed advisable by the Corporation's board of directors. In addition to the payment of expenses, the Corporation shall also pay all brokers' commissions and other charges relative to the purchase and sale of portfolio securities, and all other expenses not paid by the Administrator.

    4. COMPENSATION OF THE ADVISER. For the services to be rendered and the charges and expenses to be assumed and to be paid by the Adviser hereunder, the Corporation shall pay to the Adviser a fee at the following annual rate:

          1.00% of the first $$350,000,000 of net asset value of the Fund 0.90% of the second $350,000,000 of net asset value of the Fund 0.80% of net assets in excess of $700,000,000 of net asset value of the Fund

The fee shall be calculated daily and paid monthly or before the 15th day immediately following each month.


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    5.   SERVICES OF THE ADVISER NOT EXCLUSIVE. The services of the Adviser to the Corporation hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired by such other activities.

    6. SERVICES OTHER THAN AS THE ADVISER. Within the limits permitted by law the Adviser may receive compensation from the Corporation for services performed by it for the Corporation which are not within the scope of the duties of the Adviser under this Agreement.

    7. LIMITATION OF LIABILITY OF THE ADVISER. The Adviser shall not be liable to the Corporation or its stockholders for any loss suffered by the Corporation or its stockholders from or as a consequence of any act or omission of the Adviser, or of any of the directors, officers, employees or agents of the Adviser, in connection with or pursuant to this Agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard by the Adviser of its obligations and duties under this Agreement.

    8. DURATION, RENEWAL AND TERMINATION. This Agreement shall continue in effect until two years from the date of its execution, and thereafter from year to year only so long as such continuance is specifically approved at least annually by the board of directors of the Adviser and by either the board of directors of the Corporation (including a majority of those directors who are not parties to this Agreement or "interested persons" of any such party) or by vote of the holders of a "majority of the outstanding shares of the Fund" (which term as used throughout this Agreement shall be construed in accordance with the definition of "vote of a majority of the outstanding voting securities of a company" in section 2(a)(42) of the Investment Company Act of 1940). This Agreement may be terminated by action of a majority of the directors of the Corporation or by the holders of a majority of the outstanding shares of the Fund upon sixty (60) days written notice to the Adviser.

    9. AMENDMENT. This Agreement may not be amended without the affirmative vote of a majority of the directors of the Corporation and of the holders of a majority of the outstanding shares of the Fund, except to the extent that any such amendment is permitted under the Investment Company Act of 1940 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                            KEELEY FUNDS, INC.

                                            By: /s/ JOHN L. KEELEY, JR.
                                                -----------------------
                                                John L. Keeley, Jr., President



                                            KEELEY ASSET MANAGEMENT CORP.

                                            By: /s/ JOHN L. KEELEY, JR.
                                                -----------------------
                                                John L. Keeley, Jr., President